EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Appoints Michael Dastoor
to Board of Directors

BUFFALO, NY, May 18, 2021 – Columbus McKinnon Corporation (Nasdaq: CMCO) (the “Company” or “Columbus McKinnon”), a leading designer and manufacturer of intelligent motion solutions for material handling, today announced the election of Michael Dastoor, Executive Vice President and Chief Financial Officer of Jabil Inc. (NYSE: JBL), to its Board of Directors, effective May 17, 2021. The addition of Mr. Dastoor as an independent director, brings Columbus McKinnon’s Board to nine directors of which eight are independent and two are women. During the last four years, the Board has substantially increased its geographic, experience, skills, age, gender and ethnic diversity. Mr. Dastoor will serve on the Audit Committee and the Compensation and Succession Committee.

Richard H. Fleming, Chairman of the Board, commented “We are thrilled to welcome Mike Dastoor to our Board. Mike’s financial executive leadership skills and strategic insights will add a valuable perspective to our talented Board and help advance our Blueprint for Growth 2.0 strategy.”

Kathryn V. Roedel, Chair of the Governance and Nomination Committee, noted, “We are very excited to have Mike join us on Columbus McKinnon’s Board of Directors. His background aligns perfectly with our succession planning needs. Further, we believe that his financial expertise, global manufacturing experience, and strategic skills, combined with his having lived and worked in eight countries, enhances the growth acumen and financial depth of our Board.”

Mr. Dastoor brings to the Board nearly 35 years of global experience as a financial leader for the engineering services, electronics manufacturing and automotive industries. He was appointed Executive Vice President and Chief Financial Officer of Jabil Inc., a global manufacturing services company, in September 2018, after having served as Senior Vice President and Controller from 2010 and as Controller from 2004 to 2010. He joined the company as regional controller of Asia Pacific in 2000. Previously, he worked for 7 years as Regional Chief Financial Officer at Inchape plc (LSE: INCH), a British multinational automotive distribution, retail and services company, leading business process re-engineering for the Eastern Mediterranean and Southeast Asia regions.

Mr. Dastoor is a graduate of the University of Bombay (now Mumbai) and a chartered accountant through the Institute of Chartered Accountants in England & Wales where he spent seven years in audit covering the United Kingdom and Europe.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that efficiently and ergonomically move, lift, position, and secure materials. Key products include hoists, crane components, precision conveyor systems, actuators, rigging tools, light rail workstations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the capabilities of the Board of directors, its growth acumen and financial depth, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the effectiveness of the Company’s 80/20 Process to simplify operations, the ability of the Company’s Operational Excellence initiatives to drive profitability, the success of the Company’s efforts to Ramp the Growth Engine, global economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com